Exhibit 99.3

WebMD Health Corp.

Financial Guidance for the Year Ending December 31, 2013

(In millions, except per share amounts)

Revenue to be in excess of	$510.0

Earnings before interest, taxes, non-cash and other items (“Adjusted EBITDA”) (a)(c)	$118.0
Interest, taxes, non-cash and other items (b)(d)
Interest expense, net	(22.2)
Depreciation and amortization	(27.0)
Non-cash stock-based compensation	(39.0)
Loss on convertible notes	(4.9)
Other expense	(1.4)

Pre-tax income (a)	23.5
Income tax provision (a)	(11.5)

Net income (a)	$12.0

Net income per share:
Basic	$0.26

Diluted	$0.24

Weighted-average shares outstanding used in computing per share amounts:
Basic	47.0

Diluted	49.0

(a)	“Adjusted EBITDA”, Pre-tax income, Income tax provision and Net income assume revenue is at the $510.0 million minimum contemplated by our guidance. All of these amounts could be higher to the extent revenue is in excess of $510.0 million.

(b)	While the above forecasts for the line items used to reconcile “Adjusted EBITDA” to Pre-tax income do not vary directly with revenue, these amounts are estimates and are subject to change.

(c)	See Annex A—Explanation of Non-GAAP Financial Measures.

(d)	Reconciliation of Adjusted EBITDA to Net income.

Additional information regarding forecast for the quarter ending December 31, 2013:

–	Revenue is forecasted to be in excess of $141 million.
–	Adjusted EBITDA is forecasted to be in excess of $36 million.
–	Net income is forecasted to be in excess of $7.7 million.
–	Convertible Notes are not expected to be dilutive for the quarter.

Additional information regarding full year forecast:

–	The distribution of the annual revenue is expected to be approximately 84% public portals advertising and sponsorship and 16% private portal licensing.
–	Convertible Notes are not expected to be dilutive for the full year.

The above guidance includes the impact of the Company’s repurchase of approximately 5.5 million shares of common stock for $177.3 million and $47.8 principal amount of convertible notes in October 2013 as previously disclosed but does not include the impact, if any, of future deployment of capital for items such as share repurchases, convertible debt repurchases or acquisitions, gains or losses from discontinued operations, or other non-recurring, one-time or unusual items.